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FOR IMMEDIATE RELEASE	Investor Relations Contact: Stephen A. Fowle
October 27, 2011	(302) 571-6833 sfowle@wsfsbank.com
Media Contact: Stephanie Heist
(302) 571-5259 sheist@wsfsbank.com

WSFS REPORTS 3rd QUARTER 2011 EPS OF $0.70, A 27% INCREASE
OVER PRIOR QUARTER

REVENUES CONTINUE TO GROW, DRIVEN BY
INVESTMENTS IN FRANCHISE

WILMINGTON, Del., WSFS Financial Corporation (NASDAQ: WSFS), the parent company of WSFS Bank, reported net income of $6.8 million, or $0.70 per diluted common share for the third quarter of 2011 compared to net income of $5.5 million, or $0.55 per diluted common share for the second quarter of 2011, and net income of $8.2 million, or $0.94 per diluted common share for the third quarter of 2010. (The results for the third quarter of 2010 were enhanced by a $0.38 per diluted common share, one-time loss recovery.)

Net income for the first nine months of 2011 was $16.5 million, or $1.66 per diluted common share, a 25% increase over $1.33 per diluted common share, or net income of $12.0 million reported for the first nine months of 2010.

Highlights:

•
Total net revenue for the third quarter of 2011 grew $1.9 million, or 4% (16% annualized), from the second quarter of 2011, and $4.5 million, or 10%, from the third quarter of 2010 driven by increases in both net interest income and fee income.

•
Net interest margin continued to expand, increasing two basis points to 3.63% for the third quarter of 2011 from 3.61% for the second quarter.  Net interest income increased $1.0 million, or 3% (13% annualized), from the second quarter.

•	Noninterest income grew $895,000, or 6% (22% annualized), from second quarter 2011 levels and was a robust 34% of total net revenue.
•	Commercial and Industrial (“C&I”) loans increased $66.5 million, or more than 5% (20% annualized), from June 30, 2011, representing the largest increase in C&I loans since the first quarter of 2009.
•
Nonperforming assets declined modestly and most other asset quality indicators continued to be relatively stable.  The provision for loan losses of $6.6 million for the third quarter of 2011 declined from $8.6 million in the second quarter of 2011 and $10.0 million in third quarter of 2010.  Total credit costs of $8.4 million decreased $1.8 million from the second quarter of 2011 and $2.5 million from the third quarter of 2010.

•	WSFS declared a quarterly common dividend of $0.12 per share.

Notable items:

•	WSFS realized $1.9 million, or $0.14 per diluted share (after-tax), in net gains on securities sales, reflecting continued prudent mortgage-backed securities (“MBS”) portfolio management.
•	The Company’s previously disclosed “Right Here” advertising campaign totaled $961,000, or $0.07 per diluted common share (after tax), in marketing costs during the quarter.
•	The Company recorded a net benefit of $376,000, or $0.04 per diluted common share, resulting from the resolution of certain tax related items.
•
Taken together these above “Notable items” added a net  $0.11 in diluted EPS to the third quarter of 2011 results, compared to a net add of $0.14 in the second quarter of 2011 and a net add of $0.54 in the third quarter of 2010 for similar items. (q)

CEO outlook and commentary:

“We are pleased to report strong earnings per share growth in the third quarter and a robust increase in our ROA,” said Mark A. Turner, President and CEO.  “Despite the headwinds of a slow economy, our earnings growth was the result of solid increases in operating income and decreases in credit costs.  Even adjusted for the net benefit we received from several notable items, such as securities gains, bottom-line earnings improved substantially this quarter, with a resulting adjusted diluted EPS of $0.59 compared to similarly adjusted results of $0.41 last quarter and $0.40 this quarter last year. (q)

“Our growth is the result of the investment we have made in our markets in response to disruption and consolidation in the banking industry.  However, this level of growth is only possible with the dedication of our engaged Associates delivering on our brand promise, We Stand For Service, and creating customer advocates.  For the third year in a row, WSFS was named the ‘Top Workplace’ in Delaware in an independent survey and we continue to score at ‘World Class’ levels in Gallup customer engagement surveys.  Both measures are critical to our corporate strategy and both are measures we consider leading indicators of our success.

“This success was demonstrated by the continued growth of our loan portfolio from market share gains, with C&I lending increasing at the strongest rate we have seen in more than two years and the overall loan portfolio showing net growth, despite intentional decreases in mortgage and construction lending.  We also continued our fundamental core deposit growth at a significant pace.  This growth was recognized in recently released FDIC data which showed us overtaking third place in traditional bank market share in Delaware.

“Credit management and asset disposition efforts also led to continued stabilization in key asset quality metrics.  Nonperforming assets declined modestly again this quarter and the delinquency rate remained at low levels and relatively flat compared to the prior quarter.

“Our success this quarter continues to reflect our ongoing credit management and the investments we have made as we pursue a window of opportunity in our Delaware and Southeastern Pennsylvania markets.”

Third Quarter 2011 Discussion of Financial Results

Net interest margin and net interest income expanded from prior quarter levels

The net interest margin for the third quarter of 2011 was 3.63%, a two basis point increase from 3.61% reported for the second quarter of 2011.  Net interest income for the third quarter was $32.2 million, and increased $1.0 million, or 3% (13% annualized), from the second quarter of 2011.  Compared to the third quarter of 2010, net interest margin increased two basis points and net interest income increased $2.0 million, or 7%.

The linked-quarter increase in net interest margin and net interest income is the result of an improving loan mix and effective management of funding costs, both deposit pricing and wholesale funding rates.

Customer funding continued to increase

While still showing strong fundamental growth, increases in customer funding in the third quarter of 2011 were muted by expected volatility in two large trust accounts.

Total customer funding was $2.8 billion at September 30, 2011, an increase of $21.9 million, or 1% (3% annualized), over levels reported at June 30, 2011.  Core deposit accounts grew $5.6 million, as growth of $48.1 million in money market accounts, including a $29.3 million increase in public fund accounts, was mostly offset by a decrease in demand accounts due to $80.7 million of anticipated outflows in two large trust relationships (one transferred into assets under our management and one disbursed to beneficiaries of a class action lawsuit).  Adjusted for these two decreases, core deposits increased $86.3 million, or 4% (18% annualized).

Customer funding increased $275.2 million, or 11%, over balances at September 30, 2010.  This growth was mainly in core deposit accounts.  Year-over-year growth included a $175.2 million increase from the Christiana Bank & Trust (“CB&T”) acquisition in December, 2010.

The following table summarizes current customer funding balances and composition compared to prior periods.
	At		At		At
(Dollars in thousands)	September 30, 2011		June 30, 2011		September 30, 2010

Noninterest demand	$492,685	18%	$561,836	20%	$442,017	18%
Interest-bearing demand	358,322	13	330,844	12	283,701	11
Savings	375,528	13	376,322	14	243,320	10
Money market	737,706	27	689,634	25	663,201	27
Total core deposits	1,964,241	71	1,958,636	71	1,632,239	66
Customer time	767,001	28	752,141	28	785,204	31
Total customer deposits	2,731,242	99	2,710,777	99	2,417,443	97
Customer sweep accounts	39,281	1	37,863	1	77,867	3
Total customer funding	$2,770,523	100%	$2,748,640	100%	$2,495,310	100%

20% annualized C&I loan growth drove continued increases in the loan portfolio

Total net loans were $2.7 billion at September 30, 2011, an increase of $25.7 million compared to the prior quarter-end, mainly due to an increase in C&I loans which grew $66.5 million, or 20% annualized from June 30, 2011.  This growth was partially offset by decreases of $43.8 million in other loan categories, including the continued intentional reduction of construction and residential mortgage loans.

Net loans increased $177.5 million compared to September 30, 2010, including an increase of $106.2 million related to the CB&T acquisition in the fourth quarter of 2010.  Excluding acquired balances, loans grew $71.3 million, or 3%, and C&I loans, the focus of franchise growth efforts, grew $210.3 million, or 18%.  Loan growth was negatively impacted by the purposeful reductions of both $72.1 million in construction loans (a 39% decrease) and $44.0 million in residential mortgage loans (a 13% decrease).  Construction loans now total $111.5 million, or only 4% of gross loans, with residential construction loans (a subset of that total) now $45.4 million or less than 2% of gross loans.

The following table summarizes current loan balances and composition compared to prior periods.
	At		At		At
(Dollars in thousands)	September 30, 2011		June 30, 2011		September 30, 2010
Commercial & industrial	$1,397,542	53%	$1,331,040	51%	$1,187,202	48%
Commercial real estate	603,870	23	622,551	24	543,005	22
Construction (1)	111,504	4	128,518	5	183,574	7
Total commercial loans	2,112,916	80	2,082,109	80	1,913,781	77
Residential mortgage	293,110	11	297,013	11	337,077	14
Consumer	297,167	11	301,409	11	286,161	12
Allowance for loan losses	(53,188)	(2)	(56,248)	(2)	(64,478)	(3)
Net Loans	$2,650,005	100%	$2,624,283	100%	$2,472,541	100%

(1) Includes $53.1 million of commercial, $45.4 million of residential and $13.0 million of owner-occupied construction loans at September 30, 2011.

Nonperforming assets decline and most other asset quality statistics remain stable

Asset quality statistics were stable and remain in a manageable range. While the current economic environment remains slow and uneven, nonperforming assets improved modestly over second quarter levels while delinquency rates and classified assets remained relatively flat.

The ratio of nonperforming assets to total assets improved to 2.31% at September 30, 2011, from 2.42% at June 30, 2011.  Nonperforming assets decreased to $96.7 million as of September 30, 2011, from $100.6 million as of June 30, 2011. Included in this decrease, nonaccrual loans improved 12% to $76.1 million at September 30, 2011 from $86.7 million at June 30, 2011. This decrease was the result of asset disposition efforts as well as additional charges taken on loans moved to OREO during the quarter.

Total loan delinquency improved modestly to $66.5 million as of September 30, 2011 from $68.2 million at June 30, 2011.  Total performing loan delinquency (loans contractually past due 30 days or greater, excluding delinquent nonperforming loans) was 0.51% of total loans, or $13.7 million, as of September 30, 2011, compared to 0.44%, or $11.8 million, as of June 30, 2011.  Early stage delinquency (loans contractually past due 30-89 days) was $12.2 million, or 0.45%, at the end of the current quarter compared to $11.2 million, or 0.42%, at the end of the second quarter of 2011.

The following table summarizes current loan portfolio delinquency as a percent of total loans compared to prior periods.
	At		At		At
(Dollars in thousands)	September 30, 2011		June 30, 2011		September 30, 2010

Total commercial loans	$4,574	0.22%	$1,468	0.07%	$1,281	0.07%
Residential mortgage	7,377	2.59	8,822	3.01	9,276	2.88
Consumer	1,737	0.58	1,523	0.51	1,899	0.66
Performing loan delinquency	13,688	0.51	11,813	0.44	12,456	0.49
Nonperforming loan delinquency	52,788	1.96	56,383	2.11	53,564	2.11
Total loan delinquency	$66,476	2.47%	$68,196	2.55%	$66,020	2.60%

 Furthermore, the Bank’s ratio of classified assets to total Tier 1 capital plus the allowance for loan losses was 42.40%, which was flat compared to 42.42% at June 30, 2011 and a significant decrease from its high point of 70.47% at the end of the first quarter of 2010.  Problem assets (all criticized, classified and nonperforming loans, classified investments and other real estate owned) were 7% of total assets at September 30, 2011, an increase from 6% of total assets as of June 30, 2011 and a decrease from 8% compared to this time last year.  The linked-quarter increase was mainly due to a few large C & I loans that migrated from the lowest pass grade into problem loan status. These loans have reasonably good debt service coverage and are generally well secured with strong guarantors, and therefore only added modestly to the quarter's provision for loan losses.

As most asset quality statistics were stable to improved; loans disposed of during the quarter were generally adequately reserved for; and risk migration tended to be in well secured loans, the total provision for loan losses decreased to $6.6 million in the third quarter of 2011 from $8.6 million in the second quarter of 2011, and $10.0 million in the third quarter of 2010.  Similarly, total credit costs (provision for loan losses, loan workout expenses, OREO expenses and letter of credit reserves) improved to $8.4 million from $10.2 million in the second quarter of 2011, and $10.9 million in the third quarter of last year.  During the third quarter of 2011, as a result of updated assumptions in the allowance for loan loss model, the provision and allowance for loan losses associated with consumer loans increased $1.7 million.  This reflects probable increased losses in consumer loans as a result of the protracted economic downturn.

Also, as expected at this point in the cycle, charge-offs continued to be relatively high and uneven. During the third quarter of 2011, net charge-offs were $9.6 million, or 1.43% (annualized), an increase from $8.3 million, or 1.25% (annualized), reported in the second quarter of 2011.  Net charge-offs exceeded the provision for loan losses as the Company utilized reserves identified in prior periods to resolve problem credits.

As the third quarter’s net charge-offs were higher than the provision for loan losses, the related allowance for loan losses decreased during the quarter and the ratio of the allowance for loan losses to total gross loans declined from 2.10% at June 30, 2011 to 1.97% at September 30, 2011.

Investments

As of September 30, 2011, the Company held a high-quality securities portfolio with a carrying value of $829.8 million. Substantially all investments held are AAA-rated.  Net securities gains added $1.9 million, or $0.14 per diluted common share in this quarter, compared to $603,000, or $0.04 per diluted common share in the second quarter of 2011 and $1.8 million, or $0.14 per diluted common share in the third quarter of 2010.  Net securities gains were the result of portfolio management aimed at minimizing credit risk and decreasing prepayment/premium risk in the declining interest rate environment.  The Company has $12.8 million (net of taxes) in unrealized gains in its securities portfolio at September 30, 2011.  The duration of the portfolio decreased to 2.7 years primarily due to faster prepayment expectations on its mortgage-backed securities portfolio in this low rate environment.

Franchise growth resulted in increased noninterest income

The Company increased noninterest income in the third quarter as a result of franchise growth, including the impact of investments made over the last two years in branches, people and its trust and investment management business.

During the third quarter of 2011, the Company earned noninterest income of $16.9 million compared to $16.0 million in the second quarter of 2011.  Excluding net securities gains in both periods and the unexpected BOLI income from the second quarter of 2011, noninterest income increased by $719,000, or 5% (20% annualized), over the previous quarter.  This increase was driven by growth in debit/credit card and ATM income and deposit service charges.

Noninterest income increased $2.5 million during the third quarter of 2011 from the $14.4 million reported during the same period a year ago.  Excluding the impact of net securities gains in both periods, noninterest income increased by $2.3 million, or 18%. Noninterest income for the third quarter of 2011 increased $2.0 million in fiduciary and investment management income resulting primarily from the December 2010 acquisition of CB&T.  In addition, increases in credit/debit card and ATM fees and deposit service charges more than offset declines in mortgage banking revenues and the negative impact of new banking regulations (Reg E) that went into effect during the third quarter of 2010.

Noninterest expenses

During the quarter, the Company continued to execute on its growth strategies.  Noninterest expense for the third quarter of 2011 totaled $32.4 million compared to $30.7 million in the second quarter of 2011.  Included in the third quarter total was an additional $961,000 of marketing expense from the Company’s “Right Here” marketing campaign.  In addition, the second quarter of 2011 included $446,000 of acquisition integration costs from CB&T.  Excluding these items, noninterest expenses increased by $1.2 million, or 4% (16% annualized), compared to the second quarter of 2011 and was attributable to growth in most expense categories.

Noninterest expense for the third quarter of 2011 increased from the same period of 2010.  Excluding the marketing campaign, as well as the fraud recovery and CB&T integration costs included in the third quarter of 2010, noninterest expenses increased by $5.0 million, or 19%, over the third quarter of 2010.  Over the course of the past year, the Company opened five new branches, relocated four additional branches and hired 12 new commercial relationship managers and related support staff.  In addition, results from the third quarter of 2011 include the normal operating expenses from the Christiana Trust division acquired in December, 2010.  Also adding to the variance was a $956,000 increase in 2011 loan workout and OREO expenses.

Niche business (included in above results)

The Cash Connect® division is a premier provider of ATM vault cash and related services in the United States.  It services nearly $400 million in vault cash in more than 11,500 non-bank ATMs nationwide and also operates over 400 ATMs for WSFS Bank, which has the largest branded ATM network in Delaware.  Cash Connect® recorded $4.1 million in net revenue (fee income less funding costs) during the third quarter of 2011. This represented an increase of $386,000 compared to the second quarter of 2011 and an increase of $601,000 compared to the third quarter of 2010 as a result of growth in the division.  Noninterest expense was $2.5 million during the third quarter of 2011, which was an increase of $319,000 from the second quarter of 2011 and an increase of $320,000 from the third quarter of 2010.  As a result, Cash Connect® reported pre-tax income of $1.5 million for the third quarter of 2011, consistent with the second quarter of 2011 and $1.3 million for the third quarter of 2010.

Income taxes

The Company recorded a $3.3 million income tax provision in the third quarter of 2011 compared to $2.5 million in the second quarter of 2011.  The Company’s effective tax rate of 33.0% for the third quarter of 2011 was favorably impacted primarily by the positive outcome of a past charitable contribution deduction.  This benefit added $0.04 per diluted common share during the quarter.  In addition, the 30.8% effective tax rate during the second quarter of 2011 was primarily due to the receipt of $1.2 million in tax-free income related to the Company’s investment in BOLI.

The income tax provision in the third quarter of 2010 was $4.3 million, or an effective tax rate of 34.4%.

Capital management

The Company’s capital increased by $11.3 million to $387.2 million at September 30, 2011, mainly the result of earnings from the third quarter of 2011 and an increase in the value of its investment portfolio.

Tangible common book value per share was $34.88 at September 30, 2011, a $1.28, or 4%, increase from $33.60 reported at June 30, 2011.  The Company’s tangible common equity to asset ratio increased 21 basis points to 7.23% at the end of the third quarter.

At September 30, 2011, the Bank’s core capital ratio of 9.35%, Tier 1 capital ratio of 12.27% and total risk-based capital ratio of 13.52%, all maintained a substantial cushion in excess of “well-capitalized” regulatory benchmarks.  An additional $13.3 million in cash remains at the holding company as of September 30, 2011 to support the parent company’s cash needs.

The Board of Directors approved a quarterly cash dividend of $0.12 per common share.  This dividend will be paid on November 25, 2011, to shareholders of record as of November 4, 2011.

Third quarter 2011 earnings release conference call

Management will conduct a conference call to review this information at 1:00 p.m. Eastern Daylight Time (EDT) on Friday, October 28, 2011.  Interested parties may listen to this call by dialing 1-877-312-5857.  A rebroadcast of the conference call will be available two hours after the completion of the conference call, until November 4, 2011, by calling 1-855-859-2056 and using Conference ID 21139376.

About WSFS Financial Corporation

WSFS Financial Corporation is a multi-billion dollar financial services company. Its primary subsidiary, WSFS Bank, is the oldest, locally-managed bank and trust company headquartered in Delaware with $4.2 billion in assets on its balance sheet and $9.3 billion in fiduciary assets, including approximately $1.0 billion in assets under management.  WSFS operates from 49 offices located in Delaware (39), Pennsylvania (8), Virginia (1) and Nevada (1) and provides comprehensive financial services including commercial banking, retail banking and trust and wealth management. Other subsidiaries or divisions include Christiana Trust, WSFS Investment Group, Inc., Cypress Capital Management, LLC and Cash Connect®. Serving the Delaware Valley since 1832, WSFS is the seventh oldest bank in the United States continuously operating under the same name. For more information, please visit www.wsfsbank.com.
* * *
This report contains estimates, predictions, opinions, projections and other statements that may be interpreted as “forward-looking statements” as that phrase is defined in the Private Securities Litigation Reform Act of 1995.  Such statements include, without limitation, references to our financial goals, management’s plans and objectives for future operations, financial and business trends, business prospects, and management’s outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other future financial or business performance, strategies or expectations.  Such forward-looking statements are based on various assumptions (some of which may be beyond the Company’s control) and are subject to risks and uncertainties (which change over time) and other factors which could cause actual results to differ materially from those currently anticipated.  Such risks and uncertainties include, but are not limited to, those related to the economic environment, particularly in the market areas in which the Company operates; the volatility of the financial and securities markets, including changes with respect to the market value of financial assets; changes in market interest rates, changes in government regulation affecting financial institutions, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules being issued in accordance with this statute and potential expenses associated therewith; changes resulting from our participation in the CPP, including additional conditions that may be imposed in the future on participating companies; and the costs associated with resolving any problem loans and other risks and uncertainties, discussed in documents filed by WSFS Financial Corporation with the Securities and Exchange Commission from time to time.  Forward looking statements are as of the date they are made, and the Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

# # #

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS
STATEMENT OF OPERATIONS
(Dollars in thousands, except per share data)
(Unaudited)	Three months ended			Nine months ended
	Sep 30,	Jun 30,	Sep 30,	Sep 30,	Sep 30,
	2011	2011	2010	2011	2010
Interest income:
Interest and fees on loans	$32,940	$32,803	$31,664	$97,699	$94,497
Interest on mortgage-backed securities	7,052	6,884	8,699	20,962	27,370
Interest and dividends on investment securities	99	127	216	396	718
Other interest income	-	-	-	-	6
	40,091	39,814	40,579	119,057	122,591
Interest expense:
Interest on deposits	4,619	5,034	5,590	14,876	17,655
Interest on Federal Home Loan Bank advances	2,484	2,655	3,818	7,866	11,812
Interest on trust preferred borrowings	340	339	370	1,015	1,047
Interest on other borrowings	468	599	624	1,679	1,859
	7,911	8,627	10,402	25,436	32,373

Net interest income	32,180	31,187	30,177	93,621	90,218
Provision for loan losses	6,558	8,582	9,976	21,048	31,980

Net interest income after provision for loan losses	25,622	22,605	20,201	72,573	58,238

Noninterest income:
Credit/debit card and ATM income	5,523	5,286	4,984	15,549	14,171
Deposit service charges	4,385	4,026	4,153	11,975	12,381
Fiduciary & investment management income	2,982	3,068	1,016	8,877	3,169
Securities gains, net	1,935	603	1,756	2,953	2,024
Loan fee income	610	576	626	1,871	2,015
Mortgage banking activities, net	257	231	646	1,035	1,145
Bank-owned life insurance income	197	1,419	181	1,795	596
Other income	1,035	820	1,063	2,537	2,501
	16,924	16,029	14,425	46,592	38,002
Noninterest expenses:
Salaries, benefits and other compensation	15,337	14,413	12,237	44,566	36,334
Occupancy expense	3,171	2,935	2,402	8,944	7,235
Loan workout and OREO expense	1,864	1,642	908	5,989	4,877
Equipment expense	1,666	1,915	1,648	5,195	4,762
Marketing expense	1,597	898	703	3,446	2,312
FDIC expenses	1,436	1,278	1,829	4,478	5,234
Data processing and operations expense	1,325	1,284	1,096	4,026	3,541
Professional fees	1,267	1,584	1,609	3,974	3,899
Acquisition integration costs	-	446	143	780	311
Non-routine ATM (recovery)	-	-	(4,491)	-	-
Other operating expenses	4,749	4,257	4,008	13,053	10,959
	32,412	30,652	22,092	94,451	79,464

Income before taxes	10,134	7,982	12,534	24,714	16,776
Income tax provision	3,348	2,459	4,312	8,199	4,739
Net income	6,786	5,523	8,222	16,515	12,037
Dividends on preferred stock and accretion of discount	692	693	692	2,077	2,076
Net income allocable to common stockholders	$6,094	$4,830	$7,530	$14,438	$9,961

Diluted earnings per common share:
Net income allocable to common stockholders	$0.70	$0.55	$0.94	$1.66	$1.33

Weighted average common shares outstanding for diluted EPS	8,700,935	8,727,485	8,030,747	8,718,266	7,494,274

Performance Ratios:
Return on average assets (a)	0.65%	0.55%	0.87%	0.55%	0.42%
Return on average equity (a)	7.08	5.87	9.45	5.84	4.97
Net interest margin (a)(b)	3.63	3.61	3.61	3.60	3.61
Efficiency ratio (c)	65.64	64.55	49.23	66.98	61.58
Noninterest income as a percentage of total net revenue (b)	34.28	33.76	32.14	33.04	29.45
See "Notes"

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
SUMMARY STATEMENT OF CONDITION
(Dollars in thousands)
(Unaudited)	Sep 30,	Jun 30,	Sep 30,
	2011	2011	2010
Assets:
Cash and due from banks	$80,021	$95,682	$63,564
Cash in non-owned ATMs	383,358	395,381	271,168
Investment securities (d)(e)	48,092	39,105	48,922
Other investments	37,812	35,784	39,369
Mortgage-backed securities (d)	784,940	768,601	731,644
Net loans (f)(g)(n)	2,650,005	2,624,283	2,472,541
Bank owned life insurance	63,153	65,841	60,850
Other assets	141,359	126,840	110,812
Total assets	$4,188,740	$4,151,517	$3,798,870
Liabilities and Stockholders' Equity:
Noninterest-bearing deposits	$492,685	$561,836	$442,017
Interest-bearing deposits	2,238,557	2,148,941	1,975,426
Total customer deposits	2,731,242	2,710,777	2,417,443
Brokered deposits	220,811	166,710	251,326
Total deposits	2,952,053	2,877,487	2,668,769

Federal Home Loan Bank advances	568,776	634,087	445,201
Other borrowings	236,294	234,874	274,878
Other liabilities	44,409	29,146	40,318

Total liabilities	3,801,532	3,775,594	3,429,166

Stockholders' equity	387,208	375,923	369,704

Total liabilities and stockholders' equity	$4,188,740	$4,151,517	$3,798,870

Capital Ratios:
Equity to asset ratio	9.24%	9.06%	9.73%
Tangible equity to asset ratio	8.49	8.29	9.42
Tangible common equity to asset ratio	7.23	7.02	8.04
Core capital (h) (required: 4.00%; well-capitalized: 5.00%)	9.35	9.26	8.91
Tier 1 capital (h) (required: 4.00%; well-capitalized: 6.00%)	12.27	12.34	11.55
Risk-based capital (h) (required: 8.00%; well-capitalized: 10.00%)	13.52	13.59	12.80

Asset Quality Indicators:

Nonperforming Assets:
Nonaccruing loans	$76,079	$86,696	$75,803
Troubled debt restructuring (accruing)	8,709	8,756	7,510
Assets acquired through foreclosure	11,880	5,143	5,145
Total nonperforming assets	$96,668	$100,595	$88,458

Past due loans (i)	$1,529	$564	$860

Allowance for loan losses	$53,188	$56,248	$64,478

Ratio of nonperforming assets to total assets	2.31%	2.42%	2.33%
Ratio of allowance for loan losses to total gross
loans (j)	1.97	2.10	2.55
Ratio of allowance for loan losses to nonaccruing
loans	70	65	85
Ratio of quarterly net charge-offs
to average gross loans (a)(f)	1.43	1.25	1.23
Ratio of year-to-date net charge-offs
to average gross loans (a)(f)	1.41	1.40	1.11

See "Notes"

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
AVERAGE BALANCE SHEET
(Dollars in thousands)
(Unaudited)	Three months ended
		Sep 30, 2011			Jun 30, 2011			Sep 30, 2010
	Average	Interest &	Yield/	Average	Interest &	Yield/	Average	Interest &	Yield/
	Balance	Dividends	Rate (a)(b)	Balance	Dividends	Rate (a)(b)	Balance	Dividends	Rate (a)(b)
Assets:
Interest-earning assets:
Loans: (f) (l)
Commercial real estate loans	$731,527	$8,556	4.73%	$761,433	$9,018	4.74%	$733,562	$8,587	4.68%
Residential real estate loans (n)	293,800	3,454	4.70	301,866	3,693	4.89	341,033	4,275	5.01
Commercial loans	1,368,703	17,193	4.99	1,310,764	16,282	5.00	1,176,232	15,236	5.16
Consumer loans	296,709	3,737	5.00	303,738	3,810	5.03	290,346	3,566	4.87
Total loans (n)	2,690,739	32,940	4.95	2,677,801	32,803	4.94	2,541,173	31,664	5.03
Mortgage-backed securities (d)	801,446	7,052	3.52	735,601	6,884	3.74	743,832	8,699	4.68
Investment securities (d)(e)	43,959	99	0.89	37,770	127	1.36	47,173	216	1.83
Other interest-earning assets (o)	37,830	-	-	35,542	-	-	39,920	-	-
Total interest-earning assets	3,573,974	40,091	4.53	3,486,714	39,814	4.60	3,372,098	40,579	4.85

Allowance for loan losses	(57,125)			(56,351)			(64,428)
Cash and due from banks	65,997			63,067			57,328
Cash in non-owned ATMs	378,651			335,022			269,529
Bank owned life insurance	63,463			64,906			60,732
Other noninterest-earning assets	119,888			117,756			98,863
Total assets	$4,144,848			$4,011,114			$3,794,122

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Interest-bearing deposits:
Interest-bearing demand	$324,367	$75	0.09%	$323,954	$106	0.13%	$263,428	$102	0.15%
Money market	731,979	720	0.39	676,128	731	0.43	628,124	1,016	0.64
Savings	375,243	386	0.41	372,372	523	0.56	242,831	127	0.21
Customer time deposits	757,975	3,237	1.69	768,919	3,524	1.84	772,900	3,906	2.00
Total interest-bearing customer deposits	2,189,564	4,418	0.80	2,141,373	4,884	0.91	1,907,283	5,151	1.07
Brokered deposits	209,629	201	0.38	163,197	150	0.37	295,948	439	0.59
Total interest-bearing deposits	2,399,193	4,619	0.76	2,304,570	5,034	0.88	2,203,231	5,590	1.01

FHLB of Pittsburgh advances	610,253	2,484	1.59	549,529	2,655	1.91	515,259	3,818	2.90
Trust preferred borrowings	67,011	340	1.99	67,011	339	2.00	67,011	370	2.16
Other borrowed funds	142,725	468	1.31	158,378	599	1.51	187,124	624	1.33
Total interest-bearing liabilities	3,219,182	7,911	0.98	3,079,488	8,627	1.12	2,972,625	10,402	1.40

Noninterest-bearing demand deposits	516,257			534,141			446,741
Other noninterest-bearing liabilities	26,001			21,262			26,698
Stockholders' equity	383,408			376,223			348,058
Total liabilities and stockholders' equity	$4,144,848			$4,011,114			$3,794,122

Excess of interest-earning assets
over interest-bearing liabilities	$354,792			$407,226			$399,473

Net interest and dividend income		$32,180			$31,187			$30,177

Interest rate spread			3.55%			3.48%			3.45%

Net interest margin			3.63%			3.61%			3.61%

See "Notes"

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
(Dollars in thousands, except per share data)
(Unaudited)	Three months ended			Nine months ended
	Sep 30,	Jun 30,	Sep 30,	Sep 30,	Sep 30,
Stock Information:	2011	2011	2010	2011	2010

Market price of common stock:
High	$43.69	$47.55	$38.27	$49.57	$44.95
Low	30.49	36.24	34.43	30.49	25.28
Close	31.57	39.65	37.51	31.57	37.51
Book value per common share	44.97	43.69	43.51
Tangible book value per common share	40.95	39.68	41.96
Tangible common book value per common share	34.88	33.60	35.82
Number of common shares outstanding (000s)	8,611	8,604	8,497
Other Financial Data:
One-year repricing gap to total assets (m)	2.37%	3.22%	5.41%
Weighted average duration of the MBS portfolio	2.7 years	3.3 years	2.5 years
Unrealized gains (losses) on securities available-for-sale, net of taxes	$12,801	$7,462	$9,958
Number of Associates (FTEs) (p)	760	763	660
Number of offices (branches, LPO's and operations centers)	48	47	40
Number of WSFS owned ATMs	405	401	336

Notes:

(a) Annualized.
(b) Computed on a fully tax-equivalent basis.
(c) Noninterest expense divided by (tax-equivalent) net interest income and noninterest income.
(d) Includes securities available-for-sale at fair value.
(e) Includes reverse mortgages.
(f) Net of unearned income.
(g) Net of allowance for loan losses.
(h) Represents capital ratios of Wilmington Savings Fund Society, FSB and subsidiaries.
(i) Accruing loans which are contractually past due 90 days or more as to principal or interest.
(j) Excludes loans held-for-sale.
(k) Includes general reserves only.
(l) Nonperforming loans are included in average balance computations.
(m) The difference between projected amounts of interest-sensitive assets and interest-sensitive liabilities repricing within one year divided by total assets, based on a current interest rate scenario.
(n) Includes loans held-for-sale.
(o) The FHLB of Pittsburgh has suspended dividend payments as of December 31, 2008.
(p) Includes summer Associates, when applicable.
(q) The Company uses non-GAAP (Generally Accepted Accounting Principles) financial information in its analysis of the Company's performance. This non-GAAP data should be considered in addition to results prepared in accordance with GAAP, and is not a substitute for, or superior to, GAAP results. Non-GAAP reconciling items included:

3rd quarter of 2011 - net securities gains of $1.9 million, or $0.14 per diluted common share (after-tax), additional marketing expense for new marketing campaign of $961,000, or $0.07 per diluted common share (after tax) and a net tax benefit of
$376,000, or $0.04 per diluted common share;

2nd quarter of 2011 - unanticipated non-taxable BOLI income of $1.2 million, or $0.13 per diluted common share (after-tax), net securities gains of $603,000, or $0.04 per diluted common share (after-tax) and non-routine acquisition integration costs of
$446,000, or $0.03 per diluted common share (after-tax);

3rd quarter of 2010 - recovery of a fraud loss of $4.5 million, or $0.38 per diluted common share (after-tax), net securities gains of
$1.8 million, or $0.14 per diluted common share (after-tax), income from marketing partnership of merchant processing of
$290,000, or $0.02 per diluted common share (after-tax) and non-routine acquisition integration costs of $127,000, or $0.01 per diluted common share (after-tax).